SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

Fastenal Company

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

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1)	Title of each class of securities to which transaction applies:

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4)	Date Filed:

2001 Theurer Boulevard

Winona, Minnesota 55987-0978

(507) 454-5374

February 18, 2010

Dear Fellow Shareholders:

I am pleased to invite you to attend our annual meeting to be held at Fastenal’s offices at 2001 Theurer Boulevard, Winona, Minnesota, commencing at 10:00 a.m., central time, on Tuesday, April 20, 2010.

The notice of annual meeting and the proxy statement, which follow, describe the matters to come before the annual meeting. During the annual meeting, we will also review the activities of the past year and items of general interest about Fastenal and will be pleased to answer your questions. Please join us for lunch immediately following the annual meeting.

This year we are again taking advantage of a Securities and Exchange Commission rule allowing us to furnish our proxy material over the internet. If you are a shareholder who holds shares in an account with a broker (also referred to as shares held in “street name”), you will receive a notice regarding availability of proxy materials by mail from your broker. The notice will tell you how you can access our proxy materials and provide voting instructions to your broker over the internet. It will also tell you how to request a paper or e-mail copy of our proxy materials. If you are a shareholder whose shares are registered directly in your name with our transfer agent, Wells Fargo Bank, N.A. (a “registered shareholder”), you will continue to receive a copy of our proxy materials by mail as in previous years.

We hope that you will be able to attend the annual meeting in person and we look forward to seeing you. Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly.

Sincerely,

Robert A. Kierlin
Chairman of the Board

FASTENAL COMPANY

Notice of Annual Meeting

to be held on April 20, 2010

TIME	10:00 a.m. (central time) on Tuesday, April 20, 2010.

PLACE	Fastenal Company Offices 2001 Theurer Boulevard Winona, Minnesota 55987

ITEMS OF BUSINESS	1. To elect a board of directors consisting of nine members to serve until the next regular meeting of shareholders or until their successors have been duly elected and qualified.

2. To ratify the appointment of KPMG LLP as independent auditors for the year ending December 31, 2010.

3. To transact such other business as may properly be brought before the annual meeting.

RECORD DATE	You may vote at the annual meeting if you were a shareholder of record at the close of business on February 22, 2010.

YOUR VOTE IS IMPORTANT

Your proxy is important to ensure a quorum at the annual meeting. Even if you own only a few shares, and whether or not you plan to attend the meeting, please follow the instructions you received to vote your shares as soon as possible, to ensure that your shares are represented at the meeting.

By Order of the Board of Directors,

Daniel L. Florness
Executive Vice-President and
Chief Financial Officer

Winona, Minnesota

February 18, 2010

PROXY STATEMENT

Proxies are being solicited by the board of directors of Fastenal Company (hereinafter referred to as Fastenal or by terms such as the company, we, our, or us) for use in connection with the annual meeting to be held on Tuesday, April 20, 2010 at our principal executive office commencing at 10:00 a.m., central time, and at any adjournments thereof. The address of our principal executive office is 2001 Theurer Boulevard, Winona, Minnesota 55987-0978 and our telephone number is (507) 454-5374. The mailing of this proxy statement and our board of directors’ form of proxy to shareholders whose shares are registered directly in their names with our transfer agent (“registered shareholders”) will commence on or about March 3, 2010. The mailing of the notice regarding availability of proxy materials to our shareholders who hold shares in accounts with brokers (also referred to as shares held in “street name”) will commence on or about the same date.

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

What am I voting on?

There are two proposals scheduled to be voted on at the annual meeting:

•	election of all nine directors; and

•	ratification of the appointment of KPMG LLP as our independent auditors for 2010.

Who is entitled to vote?

The common stock of Fastenal, par value $.01 per share, is our only authorized and issued voting security. At the close of business on February 16, 2010, there were 147,430,712 shares of common stock issued and outstanding, each of which is entitled to one vote.

Only shareholders of record at the close of business on February 22, 2010 will be entitled to vote at the annual meeting or any adjournments thereof.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding at the close of business on the record date will constitute a quorum for the transaction of business at the meeting.

How many votes are required to approve each proposal?

Election of Directors

The affirmative vote of a plurality of the shares of common stock present in person or by proxy at the annual meeting and entitled to vote is required for the election to our board of directors of each of the nominees for director. Shareholders do not have the right to cumulate their votes in the election of directors.

Other Proposals

The affirmative vote of the holders of the greater of (1) a majority of the shares of common stock present in person or by proxy at the annual meeting and entitled to vote or (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the annual meeting, is required for approval of each other proposal presented in this proxy statement.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for election to the board of directors. You may vote “FOR” “AGAINST” or “ABSTAIN” on any other proposal. Abstentions will be counted as present for purposes of determining the existence of a quorum. If you abstain from voting on any proposal other than the election of directors, it has the same effect as a vote against the proposal. If you just sign and submit a proxy card without voting instructions, your shares will be voted “FOR” each director nominee and “FOR” or “AGAINST” any other proposal as recommended by the board.

What is a broker non-vote?

If shareholders do not give their brokers instructions as to how to vote shares held in street name, the brokers have discretionary authority to vote those shares on “routine” matters, such as the ratification of independent auditors, but not on “non-routine” proposals, such as, for annual meetings commencing this year, the election of directors. As a result, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is sometimes called a “broker non-vote”. Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers will be counted as present for the purpose of determining whether there is a quorum at the annual meeting, but will not be counted or deemed to be present in person or by proxy for the purpose of determining whether our shareholders have approved that matter.

How does the board recommend that I vote?

Fastenal’s board recommends that you vote your shares:

•	“FOR” each of the nominees to the board; and

•	“FOR” the ratification of the appointment of KPMG LLP as our independent auditors for 2010.

How do I vote my shares without attending the annual meeting?

Registered Shareholders

If you are a registered shareholder, you may vote without attending the annual meeting by telephone, over the internet, or by mail as described below. To vote:

•

by telephone, (1) on a touch-tone telephone, call toll-free 1-800-690-6903, 24 hours a day, seven days a week, until 11:59 p.m., eastern time, on April 19, 2010, (2) have your proxy card available, and (3) follow the simple instructions provided;

•

over the internet, (1) go to www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m., eastern time, on April 19, 2010, (2) have your proxy card available, and (3) follow the simple instructions provided; and

•

by mail, (1) mark, date, and sign the enclosed proxy card, and (2) return the proxy card in the enclosed postage-paid envelope to Fastenal Company, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

Shares held jointly by two or more registered shareholders may be voted by any joint owner, unless we receive written notice from another joint owner denying the authority of the first joint owner to vote those shares.

Shares Held in Street Name

If you hold your shares in street name, you will receive a notice regarding availability of proxy materials that will tell you how to access our proxy materials and provide voting instructions to your broker over the internet. It will also tell you how to request a paper or e-mail copy of our proxy materials. As noted above, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposals on which your broker does not have discretionary authority to vote, including the election of directors.

Shares Held Through 401(k) Plan

If you participate in our 401(k) plan and have investments in the Fastenal stock fund, you will receive instructions from the trustee of the plan that you must follow in order for shares attributable to your account to be voted. If you fail to provide voting instructions, the shares attributable to your account will not be voted.

How do I vote my shares in person at the annual meeting?

If you are a registered shareholder and prefer to vote your shares at the annual meeting, bring the enclosed proxy card or proof of identification. You may vote shares held in street name only if you obtain a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares. Shares attributable to your account in our 401(k) plan may not be voted by you in person at the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote in advance by telephone, over the internet, or by mail so that your vote will be counted if you later decide not to attend the meeting. If you wish to vote in person at the annual meeting and have previously submitted a proxy, you must deliver to an officer of Fastenal a written notice of termination of the proxy’s authority before the vote. Attendance at the annual meeting will not itself revoke a previously granted proxy.

How do I change my vote?

If you are a registered shareholder, you may revoke your proxy at any time prior to the vote at the annual meeting by delivering to an officer of Fastenal a written notice of termination of the proxy’s authority or a properly signed proxy bearing a later date, or by submitting a subsequent proxy by telephone or over the internet. If you hold your shares in street name or through our 401(k) plan and wish to change your vote, you should follow the instructions received from your broker or the trustee of the plan.

PROPOSAL 1 - ELECTION OF DIRECTORS

Nominees and Required Vote

Our bylaws direct that our business will be managed by or under the direction of a board of directors of not less than five or more than twelve directors. Within this range, the exact number of directors is fixed from time to time by the board of directors. Each director will be elected at the annual meeting for a term that expires at the next regular shareholders’ meeting and will hold office for the term for which he or she was elected and until a successor is elected and has qualified.

Each of the nominees named below is a current director of Fastenal and has indicated a willingness to serve as a director for the ensuing year. Each of the nominees has been previously elected by our shareholders. Proxies solicited by the board of directors will, unless otherwise directed, be voted to elect the nine nominees named below to constitute the entire board. Notwithstanding the foregoing, in case any such nominee is not a candidate at the annual meeting of shareholders for any reason, the proxies named in the enclosed proxy card may vote for a substitute nominee in their discretion.

The following table sets forth certain information as to each director and nominee for the office of director:

Name	Age	Director since	Independent	Position
Robert A. Kierlin	70	1968	Yes	Chairman of the Board and Director
Stephen M. Slaggie	70	1970	Yes	Director
Michael M. Gostomski	69	1973	Yes	Director
Willard D. Oberton	51	1999	No	Chief Executive Officer, President, and Director
Michael J. Dolan	61	2000	Yes	Director
Reyne K. Wisecup	47	2000	No	Executive Vice President – Human Resources and Director
Hugh L. Miller	66	2007	Yes	Director
Michael J. Ancius	45	2009	Yes	Director
Scott A. Satterlee	41	2009	Yes	Director

Mr. Kierlin has been the chairman of the board since Fastenal’s incorporation. In addition, Mr. Kierlin served as a Minnesota State Senator from April 1999 through December 2006. Mr. Kierlin also served as our chief executive officer from 1968 through December 2002, and as our president from 1968 through July 2001.

Mr. Slaggie has served as a director since 1970. Mr. Slaggie served as our corporate secretary from 1970 through June 2003. He was a full-time employee of Fastenal from December 1987 through June 2003, during which time he was our shareholder relations director and our insurance risk manager.

Mr. Gostomski has served as a director since 1973. Mr. Gostomski has been the chief executive officer of Winona Heating & Ventilating Company, a sheet metal and roofing contractor located in Winona, Minnesota, for more than the past five years. Mr. Gostomski is also a member of our compensation committee.

Mr. Oberton has been our president since July 2001, and has been our chief executive officer since December 2002. Mr. Oberton also served as our chief operating officer from March 1997 through December 2002, as our executive vice-president from June 2000 through July 2001, and as our vice-president from March 1997 through June 2000.

Mr. Dolan has been a business consultant since March 2001. From October 1995 through February 2001, Mr. Dolan was executive vice president and chief operating officer of The Smead Manufacturing Company, a manufacturer of office filing products located in Hastings, Minnesota. He was an audit partner of KPMG LLP from 1980 until his resignation in September 1995 to accept a senior executive position in the manufacturing sector. Mr. Dolan is also a member of our audit committee and our compensation committee, and has served as the chairman of our audit committee since 2000 and our compensation committee since January 2009.

Ms. Wisecup has been our executive vice-president – human resources since November 2007. Ms. Wisecup also served as our director of employee development from April 2002 through November 2007, and our human resources director from April 1997 through April 2002.

Mr. Miller has been the chief executive officer of RTP Company, a custom compounder of thermoplastics materials located in Winona, Minnesota, for more than the past five years. Mr. Miller is also a member of our audit committee.

Mr. Ancius has been the director of finance, strategic planning, and taxation of Kwik Trip, Inc., a retail convenience store operator located in LaCrosse, Wisconsin, for more than the past five years. Mr. Ancius is also a member of our compensation committee.

Mr. Satterlee has been the senior vice-president of transportation of C.H. Robinson Worldwide, Inc., a logistics and distribution company located in Eden Prairie, Minnesota, since December 2007 and was vice-president of transportation at such company from early 2002 through December 2007. Mr. Satterlee is also a member of our audit committee.

None of the above nominees is related to any other nominee or to any of our executive officers.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR

THE ELECTION OF EACH OF THE ABOVE NOMINEES

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Our audit committee has selected KPMG LLP to serve as our independent auditors for the year ending December 31, 2010, subject to ratification by our shareholders. While it is not required to do so, the audit committee is submitting the selection of KPMG for ratification in order to ascertain the view of our shareholders. If the selection is not ratified, the audit committee will reconsider its selection. Proxies solicited by our board of directors will, unless otherwise directed, be voted to ratify the selection of KPMG as our independent auditors for the year ending December 31, 2010.

A representative of KPMG will be present at the annual meeting and will be afforded an opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions during the meeting.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR RATIFICATION OF THE SELECTION OF

KPMG LLP AS FASTENAL’S INDEPENDENT AUDITORS

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth, as of February 16, 2010 (unless otherwise noted), the ownership of Fastenal common stock by each shareholder who is known by us to own beneficially more than 5% of our outstanding common stock, by each director and nominee for the office of director, by our chief executive officer, chief financial officer, and each of our other three most highly compensated executive officers who served in such capacity as of the end of 2009 (the “named executive officers”), and by all directors and executive officers as a group. On February 16, 2010 there were 147,430,712 shares of Fastenal common stock issued and outstanding.

Name and, if Required, Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percentage of Outstanding Shares
Robert A. Kierlin P.O. Box 302 Winona, Minnesota 55987	8,010,400	(2)	5.43%
Stephen M. Slaggie	5,692,944	(3)	3.86%
Michael M. Gostomski	674,650	(4)	*
Willard D. Oberton	428,086	(5)	*
Michael J. Dolan	13,000		*
Reyne K. Wisecup	35,000	(6)	*
Hugh L. Miller	18,413	(7)	*
Michael J. Ancius	1,000	(8)	*
Scott A. Satterlee	2,000	(9)	*
Daniel L. Florness	20,460	(10)	*
Nicholas J. Lundquist	121,316	(11)	*
Leland J. Hein	5,136	(12)	*
Steven A. Rucinski	6,489	(13)	*
Ruane, Cunniff & Goldfarb Inc. 767 Fifth Avenue New York, New York 10153-4798	11,734,329	(14)	7.96%
William Blair & Company, L.L.C. 222 West Adams Street Chicago, Illinois 60606	7,741,766	(15)	5.25%
Bank of New York Mellon Corporation One Wall Street, 31st Floor New York, New York 10286	8,971,537	(16)	6.09%
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, Maryland 21202	10,461,987	(17)	7.10%
Directors and executive officers as a group (14 persons)	15,033,704		10.20%

*	Less than 1%.
(1)	Except as otherwise indicated in the notes below, the listed beneficial owner has sole voting power and investment power with respect to such shares.
(2)	Includes 400 shares held by Mr. Kierlin’s wife, of which Mr. Kierlin disclaims beneficial ownership. Also includes 10,000 shares held by the Hiawatha Education Foundation. Mr. Kierlin and certain of his children are directors, officers, and/or members of the foundation and, as such, share voting and investment power with respect to shares of our common stock held by the foundation. Mr. Kierlin disclaims beneficial ownership of the shares held by the foundation.
(3)	Includes 419,660 shares held by Mr. Slaggie’s wife, of which Mr. Slaggie disclaims beneficial ownership.
(4)

Includes 398,904 shares held in Mr. Gostomski’s revocable living trust, over which Mr. Gostomski has voting and investment power, and 249,300 shares held in a Grantor Retained Annuity Trust of Mr. Gostomski’s wife, over which

Mr. Gostomski’s wife has voting and investment power. Also includes 2,223 shares held by Mr. Gostomski’s wife. Mr. Gostomski disclaims beneficial ownership of the shares held by his wife and held in his wife’s Grantor Retained Annuity Trust. Further includes 10,000 shares held in a Net Income in the Gostomski Family Foundation and 12,000 shares held in a Net Income with Makeup Charitable Remainder Unitrust. Mr. Gostomski and his wife share voting and investment power over the shares held by these trusts and the foundation, and Mr. Gostomski disclaims beneficial ownership of such shares.

(5)	Includes 70,400 shares held by Mr. Oberton’s wife and stock options to acquire 125,000 shares at an exercise price of $45.00 per share that are immediately exercisable, and approximately 246 shares attributable to the account of Mr. Oberton in our 401(k) plan as of December 31, 2009. Mr. Oberton has the right to direct the investment of, and the voting of all shares attributable to, his 401(k) plan account.
(6)	Consists of 10,000 shares held jointly by Ms. Wisecup and her husband and stock options to acquire 25,000 shares at an exercise price of $45.00 per share that are immediately exercisable.
(7)	Includes 12,000 shares held in Mr. Miller’s revocable living trust, over which Mr. Miller has voting and investment power, and 6,000 shares held jointly by Mr. Miller and his wife.
(8)	Consists of 1,000 shares held jointly by Mr. Ancius and his wife.
(9)	Consists of 2,000 held in Mr. Satterlee’s revocable living trust, over which Mr. Satterlee has voting and investment power.
(10)	Consists of 19,099 shares held jointly by Mr. Florness and his wife, and approximately 1,361 shares attributable to the account of Mr. Florness in our 401(k) plan as of December 31, 2009. Mr. Florness has the right to direct the investment of, and the voting of all shares attributable to, his 401(k) plan account.
(11)	Includes 6,000 shares held by Mr. Lundquist’s wife, and an aggregate of 4,800 shares held by Mr. Lundquist as custodian for his children and stock options to acquire 50,000 shares at an exercise price of $45.00 per share that are immediately exercisable. Also includes approximately 2,516 shares attributable to the account of Mr. Lundquist in our 401(k) plan as of December 31, 2009. Mr. Lundquist has the right to direct the investment of, and the voting of all shares attributable to, his 401(k) plan account.
(12)	Consists of 2,500 shares held jointly by Mr. Hein and his wife, and approximately 2,636 shares attributable to the account of Mr. Hein in our 401(k) plan as of December 31, 2009. Mr. Hein has the right to direct the investment of, and the voting of all shares attributable to, his 401(k) plan account.
(13)	Includes of 3,764 shares held jointly by Mr. Rucinski and his wife, and approximately 2,665 shares attributable to the account of Mr. Rucinski in our 401(k) plan as of December 31, 2009. Mr. Rucinski has the right to direct the investment of, and the voting of all shares attributable to, his 401(k) plan account.
(14)	According to an amendment to a Schedule 13G statement filed with the SEC reflecting ownership as of December 31, 2009, Ruane, Cunniff & Goldfarb Inc., which is a registered investment advisor, has sole voting power with respect to 7,314,915 shares and sole investment power with respect to 11,734,329 shares.
(15)	According to an amendment to a Schedule 13G statement filed with the SEC reflecting ownership as of December 31, 2009, William Blair & Company, L.L.C., which is a registered broker-dealer and investment advisor, has sole voting and investment power with respect to 7,741,766 shares.
(16)	According to a Schedule 13G statement filed with the SEC reflecting ownership as of December 31, 2009, The Bank of New York Mellon Corporation (“BNY”), which is a parent holding company, has sole voting power with respect to 7,537,930 shares, sole investment power with respect to 8,572,035 shares, shared voting power with respect to 1,880 shares and shared investment power with respect to 12,270 shares. MBC Investment Corporation, which is a parent holding company and a direct or indirect subsidiary of BNY, has sole voting power with respect to 6,325,276 shares and sole investment power with respect to 7,703,252 shares.
(17)	According to a Schedule 13G statement filed with the SEC reflecting ownership as of December 31, 2009, T. Rowe Price Associates, Inc., which is a registered investment advisor, has sole voting power with respect to 2,488,164 shares and sole investment power with respect to 10,461,987 shares.

CORPORATE GOVERNANCE

Board Matters

Our board of directors has determined that none of Mr. Kierlin, Mr. Slaggie, Mr. Gostomski, Mr. Dolan, Mr. Miller, Mr. Ancius, or Mr. Satterlee has any relationship that would interfere with the exercise by such person of independent judgment in the carrying out of his responsibilities as a director and that each such individual is an independent director under the listing standards of the NASDAQ Stock Market (herein referred to as “independent directors”). The independent directors constitute a majority of our board of directors.

Our board of directors provides a process for our shareholders to send communications directly to our directors. The manner in which shareholders can send communications to directors and the process for relaying such communications is described on our web site at www.fastenal.com.

We have no formal policy regarding attendance by directors at our annual meeting, although most of our directors have historically attended this meeting. Each of our directors attended our 2009 annual meeting.

Board Structure and Committee Membership

During 2009, we had two standing board committees, consisting of an audit committee and a compensation committee. The members of our audit committee and compensation committee during 2009, and the number of meetings held by the board and each such committee in 2009, are detailed below. Each director during 2009 attended more than 75% of the aggregate number of meetings of the board and the various committees on which he or she served during 2009.

	Board	Audit	Compensation
Mr. Kierlin	Chairman
Mr. Slaggie	X
Mr. Gostomski	X		X
Mr. Oberton	X
Mr. Dolan	X	Chairman	Chairman[1]
Ms. Wisecup	X
Mr. Miller	X	X
Mr. Ancius[2]	X		X
Mr. Satterlee[2]	X	X
Number of 2009 meetings	4	7	4

[1]	Mr. Dolan was appointed chairman of the compensation committee effective January 30, 2009.
[2]	Each of Mr. Ancius and Mr. Satterlee was appointed to the board of directors and to the committee on which he serves effective January 30, 2009.

We do not have a nominating committee or any other committee of the board of directors performing equivalent functions.

Audit Committee

Our audit committee consists of three directors, each of whom is an independent director. Our board of directors has determined that Mr. Dolan is an “audit committee financial expert” under the rules of the SEC.

The audit committee is responsible for overseeing our management and independent auditors as to corporate accounting and financial reporting, and has the authority to:

•	select, evaluate and replace our independent auditors;

•

review and discuss with our management and independent auditors our audited annual financial statements, and recommend to our board whether the audited annual financial statements should be included in our annual report on Form 10-K;

•	review and discuss with our independent auditors items required to be communicated by them regarding our interim financial statements;

•	oversee the independence of our independent auditors;

•	review financial and accounting personnel succession planning; and

•	review related person transactions for potential conflict-of-interest situations, as specified in our related person transaction approval policy described below.

Our audit committee operates under a written charter adopted by our board of directors in June 2000. The audit committee charter was amended in April 2004 in order to bring the charter into compliance with the revised listing standards of The NASDAQ Stock Market and amended in January 2009 for administrative purposes. The audit committee reviews its charter on an annual basis to determine if any amendments are needed. A copy of the amended audit committee charter is available on our website at www.fastenal.com.

Related Person Transaction Approval Policy

In January 2007, our board of directors adopted a formal written related person transaction approval policy, which sets out Fastenal’s policies and procedures for the review, approval, or ratification of “related person transactions”. For these purposes, a “related person” is a director, nominee for director, executive officer, or holder of more than 5% of our common stock, or any immediate family member of any of the foregoing. This policy applies to any financial transaction, arrangement or relationship or any series of similar financial transactions, arrangements or relationships in which Fastenal is a participant and in which a related person has a direct or indirect interest, other than the following:

•	payment of compensation by Fastenal to a related person for the related person’s service in the capacity or capacities that give rise to the person’s status as a “related person”;

•	transactions available to all employees or all shareholders on the same terms;

•

purchases of supplies from Fastenal in the ordinary course of business at the same price and on the same terms as offered to our other customers, regardless of whether the transactions are required to be reported in Fastenal’s filings with the SEC; and

•	transactions, which when aggregated with the amount of all other transactions between the related person and Fastenal, involve less than $120,000 in a year.

Our audit committee is required to approve any related person transaction subject to this policy before commencement of the related person transaction, provided that if the related person transaction is identified after it commences, it must be brought to the audit committee for ratification, amendment or rescission. The chairman of our audit committee has the authority to approve or take other actions in respect of any related person transaction that arises, or first becomes known, between meetings of the audit committee, provided that any action by the chairman must be reported to our audit committee at its next regularly scheduled meeting.

Our audit committee will analyze the following factors, in addition to any other factors the members of the audit committee deem appropriate, in determining whether to approve a related person transaction:

•	whether the terms are fair to Fastenal;

•	whether the transaction is material to Fastenal;

•	the role the related person has played in arranging the related person transaction;

•	the structure of the related person transaction; and

•	the interests of all related persons in the related person transaction.

Our audit committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon Fastenal and the related person following certain procedures designated by the audit committee.

Transactions with Related Persons

There were no related person transactions during 2009 required to be reported in this proxy statement.

Audit Committee Report

As noted above, our audit committee is responsible for overseeing Fastenal’s management and independent auditors in respect of our accounting and financial reporting. In performing its oversight function, our audit committee relies upon advice and information received from Fastenal’s management and independent auditors.

In that regard, our audit committee has reviewed and discussed with members of Fastenal’s management our audited consolidated financial statements for 2009, and has discussed with representatives of our independent auditors the matters required to be discussed with audit committees by Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance. Our audit committee has also reviewed the written disclosures from our independent auditors required by the Public Company Accounting Oversight Board independence and ethics rule, Rule 3526, Communication with Audit Committee Concerning Independence, and has discussed with the independent auditor, the independent auditors’ independence.

Based on the review and discussions referred to above, our audit committee recommended to our board of directors that our audited financial statements for 2009 be included in our 2009 annual report on Form 10-K for filing with the SEC.

Michael J. Dolan (Chair)             Hugh L. Miller             Scott A. Satterlee

Members of the Audit Committee

Compensation Committee

Our compensation committee was appointed by our board of directors to discharge the board’s responsibilities relating to compensation of Fastenal’s executive officers and to oversee and advise the board on the adoption of policies that govern our compensation and benefit programs. Our compensation committee consists of three directors, each of whom qualifies as an independent director. Our compensation committee has the authority to:

•

review and approve our goals and objectives relevant to compensation of our chief executive officer, evaluate our chief executive officer’s performance in light of those goals and objectives, and determine and approve all elements of our chief executive officer’s compensation based on this evaluation, including salary, incentive and equity-based compensation;

•	review the evaluations of the performance of our other executive officers, and approve all elements of their compensation, including salary, incentive and equity-based compensation;

•	approve incentive plan goals for executive officers, review actual performance against goals, and approve plan awards;

•

review our compensation programs for management employees, make recommendations to our board concerning the adoption or amendment of compensation plans, including equity-based plans, and exercise all the authority of the board of directors with respect to the administration of such plans;

•	consult with our management regarding changes in Fastenal’s benefit plans which could result in material changes in costs or the benefit levels provided; and

•	review and discuss with management our Compensation Discussion and Analysis and recommend to our board the inclusion of the Compensation Discussion and Analysis in Fastenal’s annual proxy statement.

Our compensation committee may delegate to our chief executive officer the authority, within pre-existing guidelines established by the compensation committee, to approve awards of equity-based compensation under established plans to employees other than executive officers. Our chief executive officer may be present during deliberations of the compensation committee on the compensation of our other executive officers and may provide input at the request of the compensation committee on that compensation, but may not vote on executive compensation.

Our compensation committee operates under a written charter adopted by our board of directors in December 2006. The compensation committee reviews its charter on an annual basis to determine if any amendments are needed. A copy of this charter is available on our web site at www.fastenal.com.

Compensation Committee Interlocks and Insider Participation

None of the members of the board who served on our compensation committee during 2009 has ever been an officer or employee of Fastenal. No executive officer serves, or in the past has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any other entity that has any of its executive officers serving as a member of our board of directors or compensation committee.

Director Compensation

Our chairman of the board made recommendations regarding director compensation for 2009 to the full board and the board made the final decision regarding director compensation after consideration of such recommendations. All of our directors, including our chief executive officer, participated in the deliberations of the board during 2009 regarding director compensation.

Compensation Committee Report

Our compensation committee has reviewed and discussed the Compensation, Discussion and Analysis contained in this proxy statement with management. Based on the compensation committee’s review of, and discussions with management with respect to, the Compensation Discussion and Analysis, the compensation committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in our 2009 annual report on Form 10-K.

Michael J. Dolan (Chair)            Michael M. Gostomski            Michael J. Ancius

Members of the Compensation Committee

Director Nominations Policy

Our board of directors adopted a director nominations policy in January 2004. A copy of that policy is available on our website at www.fastenal.com. This policy requires all candidates for service on our board of directors to have:

•	personal integrity;

•	loyalty to Fastenal and concern for our success and welfare;

•	the ability and willingness to apply sound and independent judgment;

•	an awareness of a director’s vital part in our good corporate citizenship;

•	time available for meetings and consultation on Fastenal matters;

•	the commitment to serve as a director for a reasonable period of time; and

•	the willingness to assume the fiduciary responsibilities of a director.

Leadership experience in business or administrative activities, a breadth of knowledge about issues affecting us and an ability to contribute special expertise to board or committee activities are also qualities to be considered in selecting director candidates.

Under the director nominations policy, our independent directors are responsible for:

•	reviewing the overall makeup of our board and our needs for new directors;

•	identifying, evaluating, and recruiting candidates to fill any additional or vacant positions on the board; and

•	recommending to the full board candidates to be nominated for election at the annual shareholders meeting.

If the independent directors determine to recommend the addition of one or more directors, or if a vacancy occurs on the board that we are required to fill or that the independent directors determine should be filled, our policy provides that the procedures described below will be followed to the extent the independent directors deem necessary or appropriate.

Our independent directors will initiate a search for director candidates, identify an initial slate of candidates, conduct inquiries into the background and qualifications of the initial slate, and determine one or more preferred candidates. The preferred candidate or candidates will then be interviewed by the chairman of our board and, if the chairman is not an independent director, at least one independent director. Thereafter, our independent directors will meet to consider and approve the final candidate(s) and seek full board endorsement of the final candidate(s).

Our independent directors may consult with the full board and with members of Fastenal’s management in determining our needs for new directors and in identifying, evaluating, and recruiting director candidates, and may use Fastenal personnel to assist them with the performance of their duties. Our independent directors have the authority to retain search firms to assist in identifying and evaluating director candidates, as well as any other advisors as the independent directors determine necessary to carry out their duties. Fastenal is required to provide appropriate funding, as determined by our independent directors, for payment of compensation to any search firm or other advisors so employed by the independent directors.

In accordance with the director nominations policy, qualified candidates for membership on our board recommended by our shareholders will be considered by the independent directors. Candidates recommended by our shareholders will be evaluated in the same manner as other candidates. Shareholders may recommend candidates by sending an e-mail to bod@fastenal.com or by writing to Board of Directors, Fastenal Company, 2001 Theurer Boulevard, Winona, Minnesota 55987 and providing the candidate’s name, biographical data, and qualifications.

We believe that, as a result of the role of our independent directors in the nominations process, it is not necessary at this time to have a separate nominating committee. Since we have no separate nominating committee, our full board, based on recommendations by the independent directors, nominates individuals for election as directors. Each of our board members, except for Mr. Oberton and Ms. Wisecup, currently qualifies as an independent director.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our directors and officers to file initial reports of share ownership and reports of changes in share ownership with the SEC. Our directors and officers are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to us and written representations from our directors and officers, all Section 16(a) filing requirements were met for 2009.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our overall goal in compensating all Fastenal personnel, including our executive officers, is to attract, retain and motivate persons of superior ability, commitment and drive who are critical to our success and to align the interests of our employees with those of our shareholders. We believe both short-term and long-term compensation incentives paid to our leaders, including our executive officers, should be directly aligned with our performance, and that compensation should be structured to ensure that a significant portion of that compensation is directly related to achievement of financial and operational goals and other factors that impact shareholder value.

For our shareholders, we strive to make all our disclosures clear and concise, providing all of the information necessary to permit these important stakeholders to understand our business and, in the context of this document, our compensation philosophy, our compensation-setting process, and how our executives and employees are paid.

Underlying Philosophy

Companies succeed to the extent that all persons in the organization pursue a common goal. Fastenal’s goal is simple – “Growth through customer service”. We keep everybody focused on this common goal by treating everybody substantially equal and, in this regard, we recognize that the company cannot have some people who are put in a different status than the rest. We believe all of our people are “key people” in the achievement of our success and that belief is reflected in our compensation system. Our only retirement plan is our 401(k) plan available to all employees based in the United States (with separate but similar plans for employees in foreign countries), and our health and welfare plans in which executives may participate are the same plans as those generally available to our employees. Similarly, we don’t have employment, severance or change in control agreements for executives, stock options only for the highest paid people, or other special perquisites for a select few. By striving for equality, everyone can stay focused on the common goal of growing our business by serving the customer.

Equal treatment does not mean equal compensation. Compensation will be fair, but not the same for everyone, if it is based on an employee’s knowledge and responsibility, the unpleasantness of the task being performed by the employee, and the leadership requirements of the employee’s position. The reward system must be designed to keep everyone focused on the common goal, yet developed in such a manner so as to mitigate unnecessary risk taking. With this in mind, our compensation program is designed to be simple, understandable, and transparent to all.

We are a decentralized company with decisions made by those closest to our customer. We avoid central planning as we believe it stifles the creativity of our people. To mitigate and control risk, we teach our employees to make decisions within the framework of the company goal – “Growth through customer service”. This structure has been developed from the ground up, not top down, and it continues to change as needed to meet customer needs, hence focused on “growing the business”.

To best achieve success, we expect and encourage our people to take entrepreneurial risk. People are hired because of their entrepreneurial attitudes and we do little to thwart this important mindset. In fact, we encourage and reward it. We think of our business as being 2,369 highly orchestrated local businesses working in concert. Our organization is structured to serve our customers and achieve “Growth through customer service”. The highly motivated entrepreneurs running each of our stores make the daily decisions needed to serve the customer and to make themselves and the company successful, and those decisions directly impact the compensation of the individuals who make them. We foster entrepreneurship with, and work our common goal of growth into, our compensation system by making the growth of our sales or profits a part of the payment formula for most bonuses. The feeling of ownership, propelled by our compensation programs, is an important characteristic that drives our success.

Our people are motivated by the knowledge that if they work hard and demonstrate their creativity and contribute to our success, the opportunities are significant. Incentive compensation, quickly paid, is an important part of the reward structure in our company.

Simplicity, Transparency and Immediacy

We believe that compensation programs are most effective if they are simple, concise and openly communicated. In that regard, we do not have an elaborate compensation system with many different components, and the few elements of our compensation system are simple and easy for our employees – the people we need to motivate to achieve our success – and our shareholders to understand. We believe that a more complex compensation system would risk distracting our employees from the common goal of growing our business. In addition, we have systems in place that let our employees know, on a daily basis, how their stores are performing compared to other stores in our organization and how that performance impacts their compensation.

We also pay cash bonuses as close as we can to the time when the work is performed and results are achieved. Generally, we pay bonuses for performance achievement at the end of the month or at the end of the quarter. We don’t wait until the end of the year, or several years. We believe that quick payment of cash bonuses serves to both motivate our people and control business risk. In our line of business, undue risk manifests itself quickly in unacceptable financial results, and our compensation system is designed to insure that unacceptable financial results are immediately reflected in our peoples’ compensation so as to provide them with the feedback and motivation necessary to take prompt corrective action. Our entrepreneurial environment, where actions are rewarded and penalized, means our people immediately feel the effects of their decisions.

Goals and Policies

Our compensation goals for all employees, including our executive officers, are to:

•	reward employees for achievement of stated goals or targets,

•	be simple, understandable and transparent,

•	reflect in our compensation differences in position and responsibility,

•	be reasonable, and

•	align the interests of our employees with those of our shareholders.

In developing our compensation programs, our objectives are as follows:

•	overall compensation levels must be sufficiently competitive to retain, attract and motivate employees to achieve superior results,

•	compensation should be equitable among our employees and fair to both our employees and our shareholders,

•	compensation should be higher for those with greater responsibilities, and

•

in the case of executive officers, a substantial portion of their compensation should be contingent on, and variable with, achievement of overall performance goals, and that portion should increase with increased position and responsibility.

We do not use the services of outside consultants to establish or monitor our compensation programs.

How our People are Compensated.

Approximately 75% of our employees interface directly with customers on a daily basis. Our goal with respect to compensation of these employees is simple; a significant portion of their pay should be based on how well they have sold to and served the customer. Typical pay arrangements provide a modest base amount paid periodically during the month, along with a major opportunity to earn bonus amounts, paid monthly, based on growth in sales, gross profit achieved, the opening of new accounts, increase in sales to active accounts, prudent management of inventory levels, and collections of accounts receivable. We believe our combination and mix of base and bonus pay motivates our people to high levels of individual and company success, as the goals and objectives have repeatedly been demonstrated to be achievable with superior effort.

Of the remaining approximate 25% of our employees, many are similarly compensated for their contribution to attaining predetermined departmental or project and cost containment goals, most focused on either customer service or better execution of company-wide activities. In these cases, the incentives are paid as soon as possible upon attainment of the goal. Again, the goals and objectives are clearly communicated and the resources for success are provided.

Because we believe that growth in the company’s stock value should be the reward for achieving long-term success consistent with being an owner, we have a stock option plan. We chose to limit the equity based incentives that could be granted under our plan to stock options in an effort to further our goal of keeping our compensation system simple and easy to understand. Our stock option plan does not permit discounted stock options, reload stock options, or the re-pricing of stock options. All of our employees are eligible to receive stock option grants and, since beginning the plan in 2003, 2,846 employees have received such grants. We are assessing the effectiveness of further expanding the number of persons receiving stock option grants. Any expansion will be based on a determination that further employee ownership will result in a deepened employee commitment and likely improvement to overall shareholder value.

We believe that our combination of short and long-term rewards and incentives has proven successful as reflected in our historic performance and acceptable levels of employee retention and turnover.

Management’s Role in the Compensation Setting Process

Management plays an important role in our compensation setting process. The most significant aspects of management’s role are:

•	evaluating employee performance;

•	recommending business performance targets and objectives; and

•	recommending salary levels and option awards.

Our chief executive officer works with our compensation committee in establishing the agenda and discussion surrounding executive compensation. During this process, our chief executive officer is asked to provide:

•	the background information regarding our strategic objectives;

•	his evaluation of the performance of our other executive officers; and

•	compensation recommendations as to other executive officers.

In setting the compensation level for our chief executive officer, the compensation committee asks for and receives input from our chief executive officer about what is reasonable and fair, yet challenging, in terms of setting performance goals. We respect his knowledge of our business and industry; however, the final determination as to the compensation of our chief executive officer is made by the compensation committee after careful consideration of numerous factors, including past practices, ability to achieve anticipated goals, and his individual past performance and that of his other executive officers.

Employment Agreements, Severance Agreements or Change in Control Agreements

We do not have employment, severance or change in control agreements with any employees, including executive officers. Our stock option plan provides that, in the event of any merger or similar transaction in which the company is not the surviving or acquiring corporation or in the event of a dissolution or liquidation of the company, all unvested options will become immediately exercisable unless, in the case of a merger or similar transaction, the agreement governing the transaction specifically provides for the substitution of securities of another corporation for the shares underlying the unexercised options. The change in control provisions in our stock option plan are designed to insure maximum flexibility for the company in the event of a merger or similar transaction, in that we can provide for the continuation of options if that is more attractive to potential acquiring companies or can provide for acceleration of vesting of options if we believe that doing so would facilitate retention of critical employees during acquisition discussions, would better motivate management to obtain the highest price possible by aligning their interests more closely with those of our shareholders, or would otherwise benefit our shareholders and be fair to our employees.

Compensation of Executives

The following are the components, as discussed in more detail below, of our compensation program for executive officers:

•	Base Salary. Executive officers receive base salary as a reward for core competence in the executive role relative to skills, experience and contributions to our company.

•	Quarterly Cash Incentives. Executive officers receive a periodic cash reward for achievement of specified pre-tax or net earnings growth goals. These goals are reviewed and established annually.

•

Long-term Incentives. Executive officers receive stock option grants designed to promote long-term retention and to give the executive an opportunity for an ownership stake in the business so as to participate in the long-term goal of growing our shareholders’ interests. Evaluation of the appropriate level of stock option grants is made periodically.

•	Other Compensation. Executive officers participate in other benefit plans generally available to all of our employees.

The philosophy and make-up of the program for compensating executives is similar to all other employees. We believe the aforementioned components provide a reasonable total compensation package for our executive officers.

Base Salary

We provide our executive officers with a base salary to provide them with a fixed base amount of compensation for services rendered during the year. We believe this is consistent with competitive practices and will help assure we retain qualified leadership in those positions.

Because of our desire to emphasize those elements of compensation that are performance based, our practice has generally been to set modest base salary levels for each executive officer. In setting these salary levels for individual executives, we consider the performance of the individual executive, historical compensation levels, and competitive pay practices at the peer group of companies identified under “Benchmarking” below. We also consider industry conditions and the overall effectiveness of our compensation program in achieving desired performance levels. Because of our “pay for performance” mentality, this is the only material component of executive compensation that is not tied directly to our performance.

Our compensation committee established the base salary to be paid to our executive officers for 2009 at its last meeting in 2008 and for 2010 at its last meeting in 2009. We believe our base pay levels are reflective of our business model. Fastenal’s performance was not a factor considered by the compensation committee in setting base salary of our executive officers.

Quarterly Cash Incentives

Our rationale behind performance based cash incentive compensation is rooted in our desire to reward our executive officers for consistent short-term and long-term profit growth. Our executive officers are eligible for cash incentives through individual bonus arrangements based on improvements in the overall financial performance of the company or of their respective areas of responsibility. The bonus arrangements provide our executive officers with the opportunity to earn a cash bonus for each quarter during a year when we increased our earnings above a pre-determined minimum target.

2009 Incentive Program

The bonus arrangements for our executive officers for 2009 were approved by our compensation committee at its final meeting in 2008. The method of calculating the performance targets and the payout percentages used in determining cash bonuses for our named executive officers for 2009 did not change from those in place at the end of 2008.

The 2009 cash incentive program applied to all of our executive officers. The specific programs for our named executive officers are included in the table below. Each named executive officer’s cash bonus for each quarter during 2009 was determined by applying the payout percentage listed opposite his name below to the amount by which pre-tax earnings of the officer’s area of responsibility or net earnings of the company (as specified in the table below) for that quarter exceeded 105% of such earnings in the same quarter of 2008 (as adjusted as described in the footnote to the second table below).

Name	Earnings type	Payout percentage
Mr. Oberton	Company-wide pre-tax earnings	2.25%
Mr. Florness	Company-wide net earnings	1.50%
Mr. Lundquist	Pre-tax earnings[1]	2.60%
Mr. Hein	Pre-tax earnings[1]	1.60%
Mr. Rucinski	Pre-tax earnings	See note 2 below

[1]

The cash bonuses for Mr. Lundquist and Mr. Hein were based on growth in pre-tax earnings for the respective geographic areas under their leadership. Mr. Lundquist is the leader of our eastern United States area and Mr. Hein is the leader of our western United States area.

[2]

The cash bonuses for Mr. Rucinski were based on both growth in pre-tax earnings for the geographic area under his leadership, where a 3.00% payout percentage was applied, and growth in company-wide pre-tax earnings, where a 0.25% payout percentage was applied. Mr. Rucinski is the leader of our international operations.

The following table sets out, for each quarter in 2009, our actual and minimum target pre-tax earnings and net earnings on a company-wide basis for that quarter.

2009	Actual pre-tax earnings	Minimum target pre-tax earnings		Actual net earnings	Minimum target net earnings
First quarter	$78,667,000	$115,694,000		$48,694,000	$71,498,000
Second quarter	$70,402,000	$129,775,000		$43,538,000	$79,974,000
Third quarter	$77,002,000	$132,285,000	[1]	$47,589,000	$81,892,000	[1]
Fourth quarter	$71,419,000	$104,580,000		$44,536,000	$65,662,000

[1]

The third quarter minimum target pre-tax earnings and minimum target net earnings for 2009 were increased to remove the third quarter 2008 legal settlement of $8,200,000 (pre-tax) and $5,084,000 (after-tax).

The approximate percentage of the actual and minimum target pre-tax earnings of the company for each quarter in 2009 attributable to the area under Mr. Lundquist’s leadership was 41%. The approximate percentage of the actual and minimum target pre-tax earnings of the company for each quarter in 2009 attributable to the area under Mr. Hein’s leadership was 55%. The approximate percentage of the actual and minimum target pre-tax earnings of the company for each quarter in 2009 attributable to the area under Mr. Rucinski’s leadership was 4%.

2010 Incentive Program

The bonus arrangements for our executive officers for 2010 were approved by our compensation committee at its final meeting in 2009. The method for calculating the performance targets and the payout percentages which will be used in determining cash bonuses for our named executive officers for 2010 are the same as those used to determine their cash bonuses for 2009.

Cash Incentive Programs Generally

The cash bonuses for each of Mr. Oberton, Mr. Lundquist, Mr. Hein and, in part, Mr. Rucinski are based on growth in pre-tax earnings of the officer’s area of responsibility. The compensation committee selected pre-tax earnings as the appropriate metric for calculating cash bonuses for those officers because of our belief that the focus of the executive officers should be on the bottom line. The cash bonuses for Mr. Florness are based on growth in company-wide net earnings, rather than pre-tax earnings, because his responsibilities allow him to affect our entire financial position including our tax position. The cash bonuses for Mr. Rucinski are based on a combination of our company-wide pre-tax earnings and our international operations’ pre-tax earnings, as we are in the early stages of developing these operations.

The compensation committee believes that no named executive officer should earn a cash bonus for a quarter unless financial performance has improved, and therefore sets the minimum targets for each quarter at a higher level than the earnings achieved for the same quarter in the prior year. The compensation committee requires 5% growth in earnings before any bonuses can be earned due to our belief that growth at that level is achievable with superior effort and will generate the cash necessary to expand the company’s operations in accordance with our business plans and increase shareholder value. Achieving a 5% growth rate has proven to be challenging in the current economic environment, but the compensation committee feels strongly that our executive officers should not be shielded from the realities of the economy with which our shareholders must live. During 2009, none of our executive officers earned a cash incentive bonus.

The payout percentage used to calculate the amount of each named executive officer’s quarterly cash bonus reflects the officer’s track record in his current position (i.e., newly promoted executives historically have had to prove themselves in their new positions before earning higher payout percentages) and relative ability to impact the bottom line.

While our compensation committee has the discretion to award cash bonuses absent attainment of the specified objectives or to reduce or increase the size of cash bonuses from those payable under the approved formulas, historically the compensation committee has not exercised that discretion.

Much has been discussed about the need to recover cash incentives previously paid to executive officers and others in the event of a restatement of previously reported financial results. We believe the design of our cash incentive plans, which reward the individual only when results in the current period exceed those of a prior period by a pre-determined amount, provide the company with adequate protection without the need for clawbacks, as misstated earnings in one period will automatically re-set the required minimum targets which must then be exceeded before additional cash incentives are earned in succeeding periods.

We believe our cash incentive arrangements, under which bonuses are earned only upon an improvement in bottom line financial performance as measured by objective criteria and determined using a methodology and variables that are consistent from year to year, help us avoid the pitfalls of other compensation systems that reward executives when their companies do well but insulate them from the consequences when their companies do poorly.

Long-term Incentives

During 2007, we began to place an increasing emphasis on compensation tied to the market price of Fastenal’s common stock, using stock options granted pursuant to the stock option plan which was approved by our shareholders. We believe that the equity based element of our compensation program, which allows our executive officers to earn additional compensation based on the appreciation of our stock, facilitates the retention of executive officers. We also feel these incentives help to further align management’s interest, regardless of their individual stock ownership position, with the interests of our shareholders. As part of our long-term equity incentive program, we have not established requirements for executive officers to hold specific or minimum levels of investment in company stock, as we believe such a requirement would be contrary to the independent decision making critical to maintaining our entrepreneurial culture.

On April 21, 2009, our compensation committee granted to our employees options to purchase a total of 395,000 shares of our common stock with a “strike price” of $54 per share, of which options to purchase an aggregate of 50,000 shares were granted to two individuals who became executive officers in late 2007. Our other executive officers hold options that were issued as part of a larger grant to managerial employees in April 2007. The grants in 2007 and 2009 were made at levels designed to provide the recipients with an attractive capital accumulation opportunity should earnings and shareholder values grow at acceptable levels and to facilitate retention of critical employees as part of the company’s continuity planning. Our compensation committee believed that the options granted to our other executive officers in 2007 provided a reasonable incentive to those officers and, accordingly, no additional options were granted to any of them in 2009.

Of the 2,870,000 total stock options granted by the company since April 2007, an aggregate of 750,000 are held by executive officers. The options held by executive officers vest and become exercisable over a period of five, seven or eight years from date of grant with such staggered vesting intended to insure continuity of leadership.

Our compensation committee is currently evaluating the granting of additional options in 2010. The compensation committee expects to meet in late April 2010 to finalize a decision.

Other Compensation

We make annual profit sharing contributions to our executive officers’ 401(k) plan accounts. We allocate the annual profit sharing contribution made to all employees participating in our 401(k) plan, including our executive officers, based on the same formula. Our executive officers are also entitled to participate in the same health and welfare plans as those made available to our employees generally. Our executive officers do not receive any other perquisites or other personal benefits or property from us.

Benchmarking

In making executive compensation decisions, both with respect to total compensation and individual elements of compensation, our compensation committee reviews executive compensation data for a peer group of companies as a general reference, but does not establish specific compensation parameters based on such data. While we are cognizant that compensation for our executive officers is generally less than that paid by members of the peer group to their executive officers having comparable responsibilities, we do not set the levels of compensation for our executive officers, or individual elements of that compensation, by applying any specific discount to peer group compensation data.

With respect to 2009 compensation, the peer group consisted of the four companies selected in connection with the preparation of our 2008 stock performance graph. Those companies were W.W. Grainger, Inc., Air Gas, Inc., Lawson Products, Inc. and MSC Industrial Direct Co. Inc.

With respect to 2010 compensation, in order to reduce the statistical impact of outliers within the group, we expanded the peer group to ten companies by adding to the four companies named above six additional companies which we selected, based on commonalities with our business such as similar methods of sourcing, distribution and selling, from the top 16 industrial supply companies for which public information was available as ranked by Industrial Distribution magazine. The additional companies were Genuine Parts Company, Smith International, Inc., Applied Industrial Technologies, Inc., Interline Brands, Inc., Kaman Corporation, and DXP Enterprises, Inc.

Deductibility of Executive Compensation

We are mindful of the potential impact upon Fastenal of Section 162(m) of the Internal Revenue Code, which prohibits public companies from deducting certain executive remuneration in excess of $1,000,000. While reserving our right to offer such compensation arrangements as may from time to time be necessary to attract and retain top-quality management, we intend generally to structure such arrangements, where feasible, so as to minimize or eliminate the impact of the limitations of Section 162(m). No non-deductible compensation was paid to our named executive officers in 2009, and the amounts of non-deductible compensation paid to our named executive officers in prior years was minimal.

Conclusion

The compensation committee believes the combination of base salaries, individual performance based cash incentive arrangements, stock option awards, and other compensation, are fair and reasonable and that the interests of our executive officers are and will remain closely aligned with the long-term interests of Fastenal and our shareholders.

Summary of Compensation

Set out in the following table is information with respect to the compensation of our named executive officers for services rendered during each of the last three years:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year		Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
Willard D. Oberton Chief Exeuctive Officer and President	2009		485,000	(4)	—	—	460,092	—	—	—	945,092
	2008		485,000	(4)	—	—	459,962	1,223,395	—	2,500	2,170,857
	2007		485,000	(4)	—	—	325,492	918,373	—	2,500	1,731,365
Daniel L. Florness	2009		250,000		—	—	115,562	—	—	—	365,562
Executive Vice President and Chief Financial Officer	2008		250,000		—	—	115,879	531,779	—	2,500	900,158
	2007		250,000		—	—	82,002	569,708	—	2,500	904,210
Nicholas J. Lundquist Executive Vice President - Sales	2009		375,000		—	—	313,312	—	—	—	688,312
	2008		375,000		—	—	313,473	558,150	—	2,500	1,249,123
	2007		375,000		—	—	135,550	714,290	—	2,500	1,227,340
Leland J. Hein Executive Vice-President - Sales	2009		250,000		—	—	88,202	—	—	—	338,202
	2008		250,000		—	—	72,642	413,004	—	2,500	738,146
	2007	(5)	206,600		—	—	51,504	328,307	—	2,500	588,911
Steven A. Rucinski Executive Vice-President - Sales	2009		250,000		—	—	72,443	—	—	—	322,443
	2008		250,000		—	—	72,642	277,549	—	2,500	602,691
	2007	(5)	250,000		—	—	51,504	230,026	—	2,500	534,030

(1)	This column sets out the compensation expense recognized by our company in the respective year for financial reporting purposes in connection with all outstanding options granted to each of the listed executive officers. We calculated this expense in accordance with generally accepted accounting principles utilizing the assumptions set forth in the Notes to our consolidated financial statements included in our 2009 annual report on Form 10-K.
(2)	This column sets out cash bonuses earned (rather than paid) in the respective year.
(3)	This column sets out our annual profit sharing contribution under our 401(k) plan.
(4)	This amount includes $10,000 paid to Mr. Oberton in 2009, 2008, and 2007, respectively, in his capacity as one of our directors. See “Director Compensation” below.
(5)	Mr. Hein and Mr. Rucinski were elected as executive officers in November 2007. The 2007 figures include all compensation of Mr. Hein and Mr. Rucinski for the full year.

Grant of Plan-Based Awards

Set out in the following table is information with respect to awards made to our named executive officers under our stock option plan. There were no cash bonuses earned by our named executive officers for 2009.

GRANT OF PLAN-BASED AWARDS

								All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards
		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($) (2)	Target ($) (3)	Maximum ($) (2)	Threshold ($)	Target ($)	Maximum ($)
Willard D. Oberton	—	—	1,223,400	—	—	—	—	—	—	—	—
Daniel L. Florness	—	—	531,800	—	—	—	—	—	—	—	—
Nicholas J. Lundquist	—	—	558,150	—	—	—	—	—	—	—	—
Leland J. Hein	4/21/09	—	413,000	—	—	—	—	—	25,000	54.00	880,500
Steven A. Rucinski	—	—	277,500	—	—	—	—	—	—	—	—

(1)	The awards under the 2009 cash bonus arrangements for each of the named executive officers were payable at the end of each fiscal quarter based on financial results for that fiscal quarter, and none of those awards could result in future payouts. The 2009 cash bonus formulas for each of the named executive officers are described above in “Compensation Discussion and Analysis – Compensation of Executives – Quarterly Cash Incentives – 2009 Incentive Program”.
(2)	There were no thresholds or maximum payouts under the 2009 cash bonus arrangements.
(3)	Target payouts for the named executive officers were calculated by applying the payout percentages for these officers in 2009 to financial results of the company in 2008 (as compared to minimum targets for 2008 that were established based on 2007 financial results). No actual cash bonuses were earned in 2009 by any of the named executive officers as reported above in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation”.
(4)	The options awarded to Mr. Hein in 2009 will vest and become exercisable over a period of eight years, with 50% of such options vesting and becoming exercisable halfway through the relevant vesting period and the remainder vesting and becoming exercisable proportionately on each anniversary of the date of grant of the option occurring after the initial vesting date. The options will terminate, to the extent not previously exercised, 13 months after the end of the relevant vesting period.

Outstanding Equity-Based Awards.

Set out in the following table is information with respect to each named executive officer’s outstanding equity awards as of the end of 2009. The equity awards consist solely of options granted under our existing stock option plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable
Willard D. Oberton	125,000	125,000	—	$45.00	5/31/2013	—	—	—	—
Daniel L. Florness	—	100,000	—	$45.00	5/31/2016	—	—	—	—
Nicholas J. Lundquist	50,000	50,000	—	$45.00	5/31/2013	—	—	—	—
		50,000		$45.00	5/31/2015
Leland J. Hein	—	50,000	—	$45.00	5/31/2016	—	—	—	—
		25,000		$54.00	5/31/2018
Steven A. Rucinski	—	50,000	—	$45.00	5/31/2016	—	—	—	—

(1)	Each option with an option expiration date of May 31, 2013 will vest and become exercisable over a period of five years. Each option with an option expiration date of May 31, 2015 will vest and become exercisable over a period of seven years. Each option with an option expiration date of May 31, 2016 will vest and become exercisable over a period of eight years. Each option with an option expiration date of May 31, 2018 will vest and become exercisable over a period of eight years. 50% of each option will vest and become exercisable halfway through the relevant vesting period and the remainder will vest and become exercisable proportionately on each anniversary of the date of grant of the option occurring after the initial vesting date.

Option Exercises

SEC regulations state that we must disclose information in this proxy statement, in a tabular format, regarding options to purchase Fastenal stock that have been exercised by named executive officers during our last completed year. No stock options were exercised by named executive officers in 2009.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Willard D. Oberton	—	—	—	—
Daniel L. Florness	—	—	—	—
Nicholas J. Lundquist	—	—	—	—
Leland J. Hein	—	—	—	—
Steven A. Rucinski	—	—	—	—

Pension Benefits

SEC regulations state that we must disclose information in this proxy statement, in a tabular format, regarding any plans that provide for retirement payments or benefits other than defined contribution plans. We have never had any such benefit plan and do not anticipate creating any such plan in the future. As a result, we have omitted this table.

Non-Qualified Deferred Compensation

SEC regulations state that we must disclose information in this proxy statement, in a tabular format, regarding defined contribution or other plans that provide for deferral of compensation on a basis that is not tax-qualified. We have never had any such benefit plan and do not anticipate creating such a plan in the future. As a result, we have omitted this table.

Potential Payments Upon Termination or Change-in-Control

SEC regulations state that we must disclose information in this proxy statement regarding agreements, plans or arrangements that provide for payments or benefits to our executive officers in connection with any termination of employment or change in control of Fastenal. We are not parties to any such agreement, plan or arrangement other than our stock option plan, which provides that, in the event of any merger or similar transaction in which Fastenal is not the surviving or acquiring corporation or in the event of the dissolution or liquidation of Fastenal, all unvested options will become immediately exercisable unless, in the case of a merger or similar transaction, the agreement governing the transaction specifically provides for the substitution of securities of another corporation for the shares underlying the options. No named executive officer would have been entitled to any payment under our stock option plan if any such transaction or event had occurred on December 31, 2009 as the fair market value of our stock on that date was less than the exercise price of all outstanding unvested options.

Compensation of Directors

Set out in the following table is information with respect to the compensation for 2009 of each of our directors, in their capacity as directors, other than our chief executive officer. Our chief executive officer’s compensation, in his capacity as a director and officer of Fastenal, is set out in the Summary Compensation Table earlier in this document.

DIRECTOR COMPENSATION

Name	Fees Earned Or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert A. Kierlin	62,000	—	—	—	—	—	62,000
Stephen M. Slaggie	26,000	—	—	—	—	—	26,000
Michael M. Gostomski	42,000	—	—	—	—	—	42,000
Michael J. Dolan	90,000	—	—	—	—	—	90,000
Reyne K. Wisecup	10,000	—	—	—	—	—	10,000
Hugh L. Miller	54,000	—	—	—	—	—	54,000
Michael J. Ancius	42,000	—	—	—	—	—	42,000
Scott A. Satterlee	54,000	—	—	—	—	—	54,000
Henry K. McConnon[1]	14,000	—	—	—	—	—	14,000
Robert A. Hansen[2]	13,000	—	—	—	—	—	13,000

[1]	Mr. McConnon retired on February 5, 2009.
[2]	Mr. Hansen retired on January 19, 2009.

During 2009, each of our directors other than Mr. Hanson received an annual retainer of $10,000 for his or her services as a director. The annual retainer was paid at the first board meeting of the year to each member of the board who was a director at that time. Mr. Ancius and Mr. Satterlee, who were appointed to the board shortly after the first board meeting, were paid their annual retainer at the time of their appointment to the board. Mr. Hanson, who retired effective at the end of the first board meeting, was paid $5,000 in lieu of his annual retainer. Each of the directors who was not a Fastenal employee, other than the chairman of the board, also received $4,000 (plus reimbursement of reasonable expenses) for attendance at each meeting of the board during 2009. The chairman of the board received a monthly retainer, which was initially set at $5,000 per month, during 2009 in lieu of meeting attendance fees. On April 21, 2009, the board lowered the annual retainer for directors by 25% to $7,500, effective with the next annual payment, and lowered the monthly retainer for the chairman of the board by 20% to $4,000, effective with the next monthly payment.

During 2009, Mr. Dolan, who is the chair of the audit committee and the compensation committee, received an additional annual retainer of $10,000 for each committee chair held by him. Each member of a committee also received $4,000 (plus reimbursement of reasonable expenses) for attendance at each committee meeting during 2009.

AUDIT AND RELATED FEES

In connection with the audit of our 2009 and 2008 consolidated financial statements, we entered into engagement letters with KPMG LLP which set forth the terms by which KPMG agreed to perform audit services for us. These agreements are subject to alternative dispute resolution procedures and an exclusion of punitive damages.

The following table presents fees billed by our independent auditors for professional services, in the years indicated, by category, as described in the notes to the table.

	2009	2008
Audit Fees(1)
Domestic Audit Fees	$531,500	$565,000
Statutory Audit Fees	24,000	26,000

Total Audit Fees	555,500	591,000
Audit-Related Fees(2)	57,000	17,000
Tax Fees	0	0
All Other Fees	0	0

Total	$612,500	$608,000

(1)	Aggregate fees for professional services rendered by our auditors for the audit of Fastenal’s annual financial statements, audit of internal control over financial reporting, review of financial statements included in our quarterly reports on Form 10-Q, statutory audit services related to our Puerto Rico operation, and other audit related services including services provided in connection with certifications required under federal securities laws.
(2)	Aggregate fees billed for audit-related services related to our 401(k) plan in both years and review services related to our Dominican Republic operation in 2009.

Independence of Principal Accountant

Our audit committee has considered whether, and has determined that, the provision of the services described above was compatible with maintaining the independence of our independent auditor.

Pre-Approval of Services

The Sarbanes-Oxley Act of 2002 and the rules of the SEC regarding auditor independence require that audit and non-audit services provided to us by our principal accountant be pre-approved by our audit committee or pursuant to pre-approval policies and procedures established by our audit committee, except that de minimis non-audit services may, under certain circumstances, be approved retroactively. Our audit committee has granted to its chairman, Mr. Dolan, the authority to pre-approve the provision of audit and non-audit services, provided that he reports any such pre-approvals to the audit committee at its next scheduled meeting. All of the audit-related services were pre-approved in accordance with our pre-approval policy, and none of the non-audit services provided to us by our independent auditor in 2009 or 2008 were approved retroactively pursuant to the exception to the pre-approval requirements for de minimis non-audit services described above.

ADDITIONAL MATTERS

If you are a registered shareholder, our 2009 annual report, including financial statements, is being mailed to you with this proxy statement. If you are a shareholder who holds shares in street name, you will receive a notice regarding availability of proxy materials by mail from your broker. The notice will contain instructions as to how you can access our 2009 annual report over the internet. It will also tell you how to request a paper or e-mail copy of our 2009 annual report.

As of the date of this proxy statement, we know of no matters that will be presented for determination at the 2010 annual shareholders meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of shareholders, it is intended that the shares represented by the proxies solicited by our board of directors will be voted by the proxies named therein in accordance with their best judgment.

We will pay the cost of soliciting our board of directors’ form of proxy, which may include the reimbursement of brokers for forwarding solicitation materials to shareholders holding stock in street name. In addition to solicitation by the use of mail and the internet, our directors, officers and employees may solicit proxies by telephone, personal contact or special correspondence without additional compensation to them.

Our transfer agent is Wells Fargo Bank, N.A. All communications concerning registered shareholder accounts, including address changes, name changes, common stock transfer requirements, and similar issues, can be handled by contacting our transfer agent at 1-800-468-9716, or in writing at P.O. Box 64854, St. Paul, Minnesota 55164, Attention: Shareholder Services.

If you wish to obtain a copy of our annual report on Form 10-K filed with the SEC for 2009, you may do so without charge by writing to Controller – Compliance and Reporting, at our offices, 2001 Theurer Boulevard, Winona, Minnesota 55987-0978.

DEADLINES FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Any shareholder proposal intended to be presented at the 2011 annual meeting and desired to be included in our proxy statement for that annual meeting must be received by us at our principal executive office no later than November 3, 2010 in order to be included in such proxy statement. If notice of any other shareholder proposal intended to be presented at the 2011 annual meeting is not received by us on or before January 17, 2011, the proxy solicited by our board of directors for use in connection with that meeting may confer authority on the proxies named therein to vote in their discretion on such proposal without any discussion in our proxy statement for that meeting of either the proposal or how such proxies intend to exercise their voting discretion.

By Order of the board of directors,

Daniel L. Florness Executive Vice-President and Chief Financial Officer

February 18, 2010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 10-K wrap are available at www.proxyvote.com.

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M20000-P88335

FASTENAL COMPANY

Annual Meeting of Shareholders

April 20, 2010 10:00 a.m.

This proxy is solicited by the Board of Directors

By signing this proxy, you revoke all prior proxies and appoint Stephen M. Slaggie, Michael M. Gostomski and Willard D. Oberton, and each of them, as Proxies, each with full power of substitution, to vote, as designated on the reverse side and below, at the Annual Meeting of the Shareholders to be held on April 20, 2010, and at any adjournment thereof, all shares of Common Stock of Fastenal Company registered in your name at the close of business on February 22, 2010.

This proxy, when properly executed, will be voted as specified on the reverse side, but, if no direction is given, this proxy will be voted FOR Items 1 and 2. Notwithstanding the foregoing, if this proxy is to be voted for any nominee named on the reverse side and such nominee is unwilling or unable to serve, this proxy will be voted for a substitute in the discretion of the Proxies. The Proxies are authorized to vote in their discretion upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

Continued and to be signed on reverse side

VOTE BY INTERNET - www.proxyvote.com
FASTENAL COMPANY 2001 THEURER BOULEVARD WINONA, MN 55987 ATTN: JEAN DUBOIS	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by our company in mailing shareholder communications, you can consent to receiving all shareholder communications, including future proxy statements, proxy cards and annual reports, electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Fastenal Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M19999-P88335                                 KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

FASTENAL COMPANY				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:				☐	☐	☐
1.	Election of Directors						____________________________
	Nominees:
01)	Robert A. Kierlin	06)	Michael J. Dolan
02)	Stephen M. Slaggie	07)	Reyne K. Wisecup
03)	Michael M. Gostomski	08)	Michael J. Ancius
04)	Hugh L. Miller	09)	Scott A. Satterlee
05)	Willard D. Oberton

The Board of Directors recommends you vote FOR the following proposal:
								For	Against	Abstain
2.	Ratification of the appointment of KPMG LLP as independent auditors for the 2010 fiscal year.							☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. Jointly owned shares will be voted as directed if one owner signs unless another owner instructs to the contrary, in which case the shares will not be voted. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date